Exhibit 99 - Press release issued May 4, 2006

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS FIRST QUARTER 2006 RESULTS

PORT HURON, MI, MAY 4, 2006 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter ended March 31, 2006. The Company’s net income available to common shareholders was $11.2 million (or $0.33 per basic share and $0.28 per diluted share) compared to net income available to common shareholders of $3.2 million (or $0.11 per basic share and $0.11 per diluted share) for the quarter ended March 31, 2005.
The first quarter 2006 results include an after-tax charge of $0.8 million incurred as a result of efforts to mitigate future costs associated with the lease for the Company’s former headquarters. The Company was able to sub-lease this office space but at less than the original lease rate, resulting in an improvement of future cash flow but a charge to earnings under the applicable accounting rules. The results for the first quarter of 2005 included a charge of $8.2 million associated with the repurchase of the Company’s Convertible Preference Stock in March 2005. Excluding these items from each quarter, the results for the first quarter of 2006 would have exceeded the results for the first quarter of 2005 by approximately $0.6 million.

Other factors that contributed to the change in earnings between the first quarters of 2005 and 2006 were a decrease in financing costs and a decrease in gas sales margin. The decrease in financing costs increased first quarter 2006 net income by approximately $0.5 million, and the decrease in gas sales margin decreased first quarter 2006 net income by approximately $0.2 million. The decrease in gas sales margin was comprised of a number of offsetting items, including the impact of a substantial decrease in the volume of gas sold, partially offset by the impact of rate increases in Michigan and the addition of new customers. In addition, uncollectible customer accounts and employee benefit costs (including pension expense and common stock-based compensation) increased this quarter, but their impact was offset by reductions in various other operating expenses.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “Results for the first quarter of 2006 were very good considering that the volume of gas sold by the Company decreased by 2.3 billion cubic feet (or 8 percent) when compared to the volume sold during the first quarter of 2005. The decrease in the volume of gas sold was primarily due to substantially warmer than normal weather, including the warmest January ever recorded in Michigan, and customer conservation in both Michigan and Alaska. We continue to experience significant conservation by customers, due, in part, to higher natural gas prices. In fact, the impact of two Michigan base rate increases put into effect last April was entirely offset by the decline in gas sales margin associated with the decrease in the volume of gas sold.”

Schreiber continued: “This deterioration of gas margins in less than a year after receiving rate relief in Michigan has convinced us that the Company’s rate design - the way in which we charge customers for serving them - needs to be reevaluated. We are actively analyzing different rate design alternatives as well as our need for base rate increases. This effort includes assessing whether the Company should continue to recover its costs of serving customers, in part, through volumetric rates, or whether a fixed charge recovery of the Company’s fixed costs would better align the interests of customers and the Company by breaking the link between customer consumption and the Company’s revenues. Breaking this link would enable the Company to promote conservation, without harming the Company financially. This effort also includes evaluating the current methodologies for recovering lost and unaccounted-for gas costs and uncollectible customer accounts in Michigan Public Service Commission (MPSC)-approved rates. Based on our analyses to date, we anticipate that we will file for a base rate increase and rate design changes with the MPSC during the second quarter of 2006.”
Schreiber went on to say, “The Company’s Alaska market continues to experience customer growth at a rate which is more than twice the industry average. We expect this situation to continue as the state makes progress on the North Slope natural gas pipeline. This $25 billion, ten-year project to bring natural gas from the North Slope to the Lower 48 States is moving much closer to reality and appears to have spurred increased economic activity in Alaska. The growth picture is different in Michigan, where the state’s economy continues to struggle. We continue to closely manage operating costs in both markets in an effort to enhance profitability.”

IMPACT OF WEATHER AND ENERGY CONSERVATION
Temperatures during the first quarter of 2006 were 10.7 percent warmer than normal in Michigan and 5.8 percent colder than normal in Alaska. During the first quarter of 2005, temperatures were 4.8 percent colder than normal in Michigan and 7.5 percent warmer than normal in Alaska.
Many of the Company’s customers appear to be continuing a pattern of conserving energy by utilizing energy-efficient heating systems, insulation, alternative energy sources and other energy-saving devices. In addition, higher natural gas prices appear to have increased conservation efforts by customers, prompting them to “dial down” their thermostats. The Company estimates that in its Michigan service area, normalized average gas consumption during the first quarter of 2006 for all gas sales customers decreased by approximately 4.6 percent, when compared to 2005. In the Company’s Alaska service area, normalized average gas consumption during the first quarter of 2006 for all gas sales customers decreased by an estimated 5.8 percent, when compared to 2005.
The Company estimates that the combined variations from normal temperatures and decreases in normalized gas consumption decreased net income by approximately $2.8 million during the first quarter of 2006 and approximately $0.8 million during the first quarter of 2005.

OUTLOOK FOR 2006
The Company currently expects its 2006 net income available to common shareholders to be in the range of $0.22 to $0.28 per share. The Company’s earnings outlook has been revised from previous guidance to reflect the impact of significantly warmer than normal temperatures in the Company’s Michigan service area. Warmer than normal temperatures during the first quarter adversely impacted 2006 earnings by an estimated $0.04 per share.

This earnings outlook assumes normal weather in the Company’s gas distribution markets for the remainder of 2006 and approximately $0.07 per share of scheduled non-cash amortization of issuance costs and basis adjustments relating to the Company’s debt.
Given the previously mentioned impacts of weather and conservation, the Company currently expects EBITDA to be approximately $88 million for 2006. EBITDA represents earnings before dividends on Convertible Preferred Stock, interest, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.
While the Company believes EBITDA is a useful measure for investors, it is not a measurement presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the following statistics.

SEMCO ENERGY, Inc. distributes natural gas to approximately 409,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Statement of Operations data

Operating revenues	$271,476	$226,560

Cost of gas sold	212,604	167,596
Operations and maintenance	19,633	18,575
Depreciation and amortization	7,149	6,978
Property and other taxes	3,056	3,268

Operating income	29,034	30,143

Other income and (deductions)
Interest expense	(10,549)	(11,076)
Other	556	528
Total other income and (deductions)	(9,993)	(10,548)

Income tax (expense) benefit	(6,903)	(7,099)

Net income	12,138	12,496

Dividends on convertible cumulative preferred stock	948	152
Dividends and repurchase premium on convertible preference stock (a)	-	9,112

Net income available to common shareholders	$11,190	$3,232

Earnings per share
Basic	$0.33	$0.11
Diluted	$0.28	$0.11

Average number of common shares outstanding
Basic	33,600	28,425
Diluted	43,006	30,073

Statement of Financial Position data at March 31, 2006

Total assets	$971,403
Cash and cash equivalents	4,332
Gas charge underrecovery	197
Gas charge overrecovery	6,695
Short-term notes payable	36,000
Current maturities of long-term debt	-
Long-term debt	441,455
Convertible cumulative preferred stock	66,596
Common shareholders' equity	205,991

(a)  The amount for the three months ended March 31, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended
	March 31,
	2006	2005

Business Segment Information

Operating revenues
Gas Distribution	$268,764	$223,448
Corporate and Other	4,643	5,135
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,931)	(2,023)
Consolidated operating revenues	$271,476	$226,560

Operating income (loss)
Gas Distribution	$28,324	$29,710
Corporate and Other	710	433
Consolidated operating income	$29,034	$30,143

Depreciation and amortization expense
Gas Distribution	$6,816	$6,623
Corporate and Other	333	355
Consolidated depreciation and amortization expense	$7,149	$6,978

Gas Distribution Operating Statistics

Volumes sold (MMcf)	26,631	28,945
Volumes transported (MMcf)	14,523	14,341
Number of customers at end of period	411,261	400,699
Weather statistics:
Degree days
Alaska	4,119	3,679
Michigan	2,942	3,411
Percent colder (warmer) than normal
Alaska	5.8%	(7.5)%
Michigan	(10.7)%	4.8%

Other information at March 31, 2006
Unused portion of bank credit facility	$81,127

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From
Operations for the Forecasted Year Ended December 31, 2006
	(dollars in millions)
Forecasted EBITDA	$88
Forecasted interest expense	(40)
Forecasted income tax expense	(7)
Forecasted changes in assets and liabilities and other non-cash items	32
Forecasted cash flow from operations	$73